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                                                                   Exhibit 99.9
                              BK Associates, Inc.

                            1295 Northern Boulevard
                           Manhasset, New York 11030
                        (516) 365-6272 -- (516) 365-6287

                                                               January 21, 1999

Mr. Caroline Jones
Aerfi Group plc
Aviation House
Shannon, County Clare
Ireland

Dear Caroline:

In response to your request, BK Associates, Inc. is pleased to provide an update on our opinion regarding the current maintenance adjusted Current Market Value
(CMV) and Base Value (BV) as well as the half-time BV of the aircraft (Aircraft) in the AerCo portfolio (Portfolio) which was previously referred to as the Aircraft Lease Portfolio Securitization (ALPS 94-1) program. The Portfolio comprises 34 aircraft and our opinion on their current values is tabulated in the attached Figure 1.

Where appropriate data were available, the CMV and BV include an adjustment to account for current maintenance status with respect to airframe checks, engine heavy shop visits and landing gear overhaul. Where data were not available or too old to be considered reliable, it was assumed that aircraft (or engine) is at half-time between major maintenance events.

It should be understood that BK Associates has neither inspected the Aircraft nor their maintenance records, but has relied upon the information provided by you and in the BK Associates database which includes data on some of the Aircraft that was obtained for previous appraisals we have conducted on the Aircraft. The assumptions have been made that all Airworthiness Directives have been complied with; accident damage has not been incurred that would affect market values; and maintenance has been accomplished in accordance with a civil airworthiness authority's approved maintenance program and accepted industry standards. Deviations from these assumptions can change significantly our opinion regarding the Aircrafts' values.

According to the International Society of Transport Aircraft Trading's (ISTAT) definition of base value, to which BK Associates subscribes, base value is the Appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's Base Value is founded in the historical trend of values and in the projection of value trends and presumes an arm's
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Ms. Caroline Jones
January 21, 1999
Page 2


length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing, which BK Associates considers to be 12 to 18 months.

The definition of Current Market Value is similar. The quoted current market value is the appraiser's opinion of the most likely trading price that may be generated for an aircraft under the market circumstances that are perceived to exist at the time in question.

As the definition suggests, Base Value is determined from historic and future value trends and is not influenced by current market conditions. It is often determined as a function of the original cost of the aircraft, technical characteristics of competing aircraft, and development of new models.

For most of the aircraft in the Portfolio, there are relatively minor increases or decreases in the values since the last time we appraised the ALPS 94-1 Portfolio. These are partly the result of the passage of time and further aging of the aircraft, significant changes in the price of new or replacement aircraft which affect base value models or changes in the maintenance status. Regarding maintenance status, some significant changes in the adjusted values can be attributed to engine status.

Current values are normally based on comparison to recent sales of comparable aircraft. However, there have been few comparable sales, if any, during the past year, for which the price was divulged beyond the parties to the transaction. Among the Aircraft types in the Portfolio, all of the reported transactions of comparable aircraft during the past year are listed below (Aircraft very much older or younger are excluded.):


Date      From                 To                   Year   Model       Price    Remark
----      ----                 --                   ----   -----       -----    ------
9/1/98    Qantas               PACE                 1981   A300-200F   12.100
11/1/98   Lehman Comm.Paper    Aircraft 373, Inc    1992   A320-231    22.230   Sec. Agre Val.
3/1/98    Aircorp              Southwest            1985   B737-301    20.000   Ageed Val.
4/1/98    ILFC                 AAR                  1989   B737-3Q8    20.100
7/1/98    Bab. & Brn.          Southwest Airlines   1985   B737-317    20.000   SLV
9/1/98    Swedbank             China Southern       1992   B737-3Y9    19.480   Debt Amt
1/1/98    Air India            UPS                  1979   B747-237    18.000
1/1/98    Aero USA             NationsBanc          1968   DC8-71F     15.890
8/1/98    Acft. Int'l Lang     LanChile             1969   DC8-71F     17.500   Agreed Value
9/1/98    Cote D'Ivoire Lang   Flight West          1990   F100        10.000

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                                                             BK Associates, Inc.

Ms. Caroline Jones
January 21, 1999
Page 3

In some cases an actual sale did not occur. Some of the "prices" are loan values in refinancings. Sometimes the value given is a stipulated loss value or "agreed value" in a lease transaction. While these are not actual sale prices, they do give some indication of the value some parties to the transaction assign to the aircraft.

In the absence of recent sales, alternative methodologies must be used to determine CMV. One such methodology is to assess current market conditions and relate the current value to the base value. Analysis of long term historic value trends suggest what the value of an aircraft should be based on its age, original price and competitive specifications in a balanced market. Analysis of current market conditions then suggests the difference between CMV and BV.

Further, because of appraisals we have conducted, we are increasingly aware of transaction prices that have not been publicly divulged. These, of course, cannot be included here but they are considered when arriving at our conclusions regarding the current market value.

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

                                                Sincerely yours,

                                                BK ASSOCIATES, INC.

                                                /s/ John F. Keitz
                                                John F. Keitz
                                                President
                                                ISTAT Certified Senior Appraiser

JFK/kf
Attachment


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                                   Figure 2-1
                         AerCo PORTFOLIO CURRENT VALUES

                                                           BASE VALUE           CURRENT MKT. VAL
TYPE           SERNUM      DeM       ENGINE             1/2 TIME MT. ADJ.       1/2 TIE MT. ADJ.

B757-2Y0       26153     Aug-92    RB211-535E4         41.150     42.888       41.150      42.888
B737-3Y0       26068     Jun-92    CFM56-3C1           26.150     25.477       26.150      25.477
A300B4-203       240     May-83    CF6-50C2            14.250     14.735       12.825      13.310
B737-3Y0       24465     Aug-89    CFM56-3B1           21.100     21.207       21.345      21.452
B737-3Y0       24677     Mar-90    CFM56-3B1           22.600     23.089       22.862      23.352
B737-48E       25764     Jun-92    CFM56-3C1           27.700     28.291       27.700      28.291
B737-48E       25765     Jul-92    CFM56-3C1           27.700     27.786       27.700      27.786
MD83           49952     Dec-91    JT8D-219            24.700     24.120       24.700      24.120
A320-211          85     Feb-90    CFM56-5A1           24.300     23.979       24.300      23.979
B737-4Y0       24685     May-90    CFM56-3C1           25.141     25.764       25.141      25.764
F100           11342     Aug-91    TAY650-15           14.200     13.939       14.200      13.939
B767-3Y0ER     24999     Feb-91    PW4060              59.350     58.500       59.350      58.500
MD83           49627     Apr-89    JT8D-219            21.500     21.970       21.500      21.970
MD83           49790     Oct-89    JT8D-219            21.800     22.150       21.800      22.150
B757-2Y0       26158     Feb-93    RB211-535E4         42.250     43.051       42.250      43.051
A320-212         299     Apr-92    CFM56-5A3           29.400     29.122       29.400      29.122
A320-231         362     Nov-92    V2500-A1            30.150     30.862       30.150      30.862
B737-4Y0       23868     Oct-88    CFM56-3C1           22.600     23.527       22.600      23.527
A320-212         391     Feb-93    CFM56-5A3           30.900     30.141       30.900      30.141
B737-3Y0       24909     Apr-91    CFM56-3C1           24.900     25.017       24.900      25.017
B737-4Y0       23979     Jan-89    CFM56-3C1           23.068     23.408       23.068      23.408
B737-3Y0       24908     Mar-91    CFM56-3C1           24.900     24.494       24.900      24.494
B737-4Y0       24904     Feb-91    CFM56-3C1           25.771     25.275       25.771      25.275
B737-4Y0       26066     Jun-92    CFM56-3C1           28.013     27.211       28.013      27.211
F100           11341     Aug-91    TAY650              14.200     13.841       14.200      13.841
F100           11350     Apr-92    TAY650              15.250     15.157       15.250      15.157
F100           11351     Sep-91    TAY650              14.500     14.334       14.500      14.334
B767-3Y0ER     24947     Mar-91    PW4060              59.700     57.422       59.700      57.422
B757-2Y0       26152     Aug-92    RB211-535E4         41.150     42.166       41.150      42.166
A320-211         403     Dec-93    CFM56-5A1           30.650     29.462       30.650      29.462
DC8-71F        46064     Apr-69    CFM56-2C1           13.650     14.069       15.000      15.419
B747-283B      22496     Oct-81    JT9D-7Q             34.200     36.127       32.490      34.417
DC8-71F        46040     May-69    CFM56-2C1           13.650     14.734       15.000      16.084
B737-5Y0       26067     Jun-92    CFM56-3C1           19.213     19.995       18.252      19.034